Exhibit 99

                              PRESS RELEASE
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                                            PEOPLES TELEPHONE COMPANY, INC.
                                                       2300 N.W. 89TH PLACE
                                                       MIAMI, FLORIDA 33172
                                                             (305) 593-9667

FOR IMMEDIATE RELEASE

                            CONTACT: ROBERT D. RUBIN, PRESIDENT OR
                                     BONNIE BIUMI, CHIEF FINANCIAL OFFICER
                                     (305) 593-9667, EXT. 131 OR 232

                                     BRIAN JAMES
                                     EDELMAN FINANCIAL
                                     (212) 704-8111

                  PEOPLES TELEPHONE COMPANY, INC.
                    ANNOUNCES REFINANCING PLAN

     Miami, Florida (May 10, 1995)--Peoples Telephone Company, Inc. (Nasdaq:PTEL) announced today that it had commenced a private placement of approximately $85,000,000 principal amount of Senior Notes due 2002. In connection with the completion of the Senior Note offering, which is expected to close by early June 1995, the Company will enter into a new $40.0 million revolving credit facility. Proceeds from the sale of the Notes, together with borrowings under the new credit facility, will be used to refinance the existing $100 million credit facility, which is expected to provide the Company with approximately $23 million undrawn and available under the new credit facility. The Notes offered will not be registered under the Securities Act and may not be offered or resold in the United States absent registration or an applicable exemption from the registration requirements. The Notes offering is conditioned upon the completion of the new credit facility and the new credit facility is conditioned upon the completion of the Notes offering. There can be no assurance that the contemplated refinancing will be completed, or if completed, that it will be on terms favorable to the Company.

     Peoples Telephone Company, the nation's largest independent provider of public pay telephone services, owns and operates in excess of 40,000 public pay telephones in 41 states.

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